EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE                    Contact:    John W. Conlon
---------------------                                Chief Financial Officer
May 8, 2003                                          (740) 373-3155



                            PEOPLES BANCORP INCREASES
                               QUARTERLY DIVIDEND
                  --------------------------------------------

         MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (Nasdaq: PEBO) today declared a quarterly dividend of $0.16 per share. The second quarter dividend represents a 6.7% increase compared to the previous quarter and is payable July 1, 2003, to shareholders of record at June 13, 2003.
         "The Board's decision to increase the quarterly cash dividend reflects our confidence in Peoples long-term earnings outlook," said Robert E. Evans, Peoples' President and CEO. "In addition, the increased dividend allows us to enhance shareholder return and position Peoples to continue our long history of dividend growth."
         Peoples Bancorp Inc., a diversified financial products and services company with $1.7 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 46 sales offices and 30 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO." Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.


                                 END OF RELEASE